UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2024
IDEXX LABORATORIES INC /DE

IDEXX LABORATORIES, INC.
(Exact name of registrant as specified in its charter)
IDEXX LABORATORIES INC /DE

Delaware	000-19271	01-0393723
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

One IDEXX Drive	Westbrook,	Maine	04092
(Address of principal executive offices)			(ZIP Code)
0000874716
207.556.0300
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value per share	IDXX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (ß230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (ß240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Adoption of Nonqualified Deferred Compensation Plan

On December 6, 2024, the Board of Directors (the “Board”) of IDEXX Laboratories, Inc. (the “Company”), upon the recommendation of the Compensation and Talent Committee of the Board (the “Committee”), approved and adopted the IDEXX Deferred Compensation Plan (the “Plan”). The Plan constitutes an unfunded, nonqualified deferred compensation plan that allows a select group of management and highly compensated employees or independent contractors (the “Participants”), to voluntarily defer compensation in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended. The Plan will be administered by the Committee and the Company’s Employee Plans Administrative Committee, which will have the authority to identify individuals eligible to participate in the Plan from time to time by notifying them of their applicable enrollment period.

A Participant may elect to defer into the Plan between 5% and 50% of his or her annual base salary, between 5% and 100% of his or her annual bonus, and between 5% and 100% of his or her restricted stock units or performance-based restricted stock units (restricted stock units and performance-based restricted stock units, collectively “Stock Units”). All Participant cash deferrals will be fully vested under the Plan, and all Stock Unit deferrals will be subject to the vesting conditions set forth in the applicable award agreement. In addition, the Plan allows, but does not require, the Company to make employer discretionary contributions to Participant accounts from time to time. The amounts of any discretionary contributions may differ from year to year and from Participant to Participant. Any Company discretionary contributions will vest as determined on or before the contributions are made, with accelerated vesting upon a change in control of the Company or the Participant’s death, disability, or retirement eligibility. The Company has no current intention to make discretionary contributions to Participant accounts. Under the terms of the Plan, retirement eligibility occurs at the age of 60 with no service requirement.

Each Participant’s deferred cash compensation account will generally be deemed invested in investment vehicles selected by the Participant from a list made available by the Company from time to time. Stock Unit deferrals, however, will be in the form of deferred stock units settled in shares of Company common stock. Participant accounts represent an unfunded, unsecured promise by the Company to pay such amount in the future and do not represent ownership of, or any ownership interest in, any particular assets of the Company. Payments under the Plan will be made from the general assets of the Company or from the assets of a trust established by the Company as a reserve for the benefits payable under the Plan, which trust’s assets would remain subject to the claims of the Company’s general creditors.

The Plan provides that accounts may become distributable upon the Participant’s separation from service, a date specified by the Participant, the Participant’s death or an unforeseeable emergency. Participants will receive a lump sum distribution if they die, experience separation from service prior to attaining age 60 or experience a separation from service within 24 months following a change in control of the Company (regardless of attaining age 60). Otherwise, distributions under the Plan are payable in a lump sum or in annual installments, as elected by the Participant. All distributions are paid in cash, other than distributions in respect of Stock Unit deferrals, which will be paid in shares of the Company’s common stock.

The foregoing description is qualified in its entirety by reference to the Plan, a copy of which will be attached as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEXX LABORATORIES, INC.

Date: December 12, 2024	By:	/s/ Sharon E. Underberg
Sharon E. Underberg
Executive Vice President, General Counsel and Corporate Secretary

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